  Exhibit 99.(e)(7)

SIXTH AMENDMENT TO

DISTRIBUTION AGREEMENT

This Sixth Amendment (the “Amendment”) to the Distribution Agreement is dated as of the 20th day of August, 2019, among American Beacon Funds and American Beacon Select Funds, each a Massachusetts business trust that acts as an open-end investment company (collectively, the “Client”), and Resolute Investment Distributors, Inc., a Delaware corporation (“Resolute”).

WHEREAS, Resolute and Client entered into a Distribution Agreement dated as of March 1, 2018 (the “Agreement”) as amended from time to time;

WHEREAS, the parties may amend the Agreement in accordance with Section 8 of the Agreement; and

WHEREAS, the parties desire to amend Section 9.1 of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.        Amendment to the Agreement.

Section 9.1 of the Agreement is hereby amended and replaced in its entirety with the following:

9.1       Resolute Anti-Money Laundering Program. Resolute hereby represents and warrants that it has implemented and enforces an anti-money laundering program (“AMLP”) that complies with laws, regulations and regulatory guidance applicable to Resolute, and includes, at a minimum:

a.	written policies, procedures, and controls to detect and prevent money laundering, as appropriate to the nature of Resolute’ s business;

b.	a designated compliance officer with sufficient authority to oversee the AML Program;

c.	an ongoing training program for relevant Resolute employees and associated persons; and

d.	scheduled independent testing every two years of the Resolute AML Program.

2.       Miscellaneous.

Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

In witness whereof, the Parties have executed this Amendment on this 20th day of August, 2019.

AMERICAN BEACON FUNDS
AMERICAN BEACON SELECT FUNDS
By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
Vice President

RESOLUTE INVESTMENT DISTRIBUTORS, INC.
By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President